Exhibit 5.1

D Barry Kirkham, QC+ James D Burns+ Jeffrey B Lightfoot+ Christopher P Weafer+ Michael P Vaughan Heather E Maconachie Michael F Robson+ Zachary J Ansley+ George J Roper	Robin C Macfarlane+ Duncan J Manson+ Daniel W Burnett, QC + Ronald G Paton+ Gregory J Tucker+ Terence W Yu+ James H McBeath+ Edith A Ryan+ Daniel H Coles	Douglas R Johnson+ Alan A Frydenlund, QC + * Harvey S Delaney+ Paul J Brown+ Karen S Thompson+ Harley J Harris+ Paul A Brackstone+ James W Zaitsoff+ Jocelyn M Le Dressay	Josephine M Nadel+ Allison R Kuchta+ James L Carpick+ Patrick J Haberl+ Gary M Yaffe+ Jonathan L Williams+ Scott H Stephens+ Pamela E Sheppard Katharina R Spotzl	PO Box 49130 Three Bentall Centre
Carl J Pines, Associate Counsel+ Rose-Mary L Basham, QC, Associate Counsel+ Hon Walter S Owen, OC, QC, LLD (1981) John I Bird, QC (2005)				2900-595 Burrard Street Vancouver, BC Canada V7X 1J5
+ Law Corporation * Also of the Yukon Bar

May 20, 2015
Telephone 604 688-0401 Fax 604 688-2827 Website www.owenbird.com Direct Line: 604 691-7504 Direct Fax: 604 632-4440 E-mail: rpaton@owenbird.com Our File: 33196/0009
Lynden Energy Corp. 888 Dunsmuir Street, Suite 1200 Vancouver, B.C., V6C 3K4 Dear Sirs/Mesdames: Re: Lynden Energy Corp.

We are corporate counsel to Lynden Energy Corp., a British Columbia company (the “Company”), and provide this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about May 20, 2015 relating to the offer and sale of common shares without par value in the capital stock of the Company (the “Shares”) which may be issued from time to time by the Company pursuant to the Company’s Stock Option Plan (as amended from time to time, the “Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Plan;

(iii)	the Company’s Certificate of Continuation, Certificate of Change of Name, Notice of Articles and Articles (collectively herein referred to as the “Constating Documents”);

(iv)	consent resolutions of the board of directors of the Company (the “Board”):

(A)	dated March 16, 2015 relating to the approval of the Plan; and

(B)	dated May 20, 2015 relating to the issuance and registration of the Shares; and

(v)	an officer’s certificate of the Company (the “Officer Certificate”), as to factual matters affecting the Company, and certifying copies of the Constituting Documents and the Board resolutions specified in item (iv) above.

We have examined such records and proceedings of the Company, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of the Company and such other documents and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

May 20, 2015

In rendering the opinions expressed herein we have assumed:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, photostatic, notarized or true copies or facsimiles, and the authenticity of the originals of such documents;

(b)	the identity, legal capacity and authority of all individuals acting or purporting to act as public officials;

(c)	that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity and authority to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence; and

(d)	that the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company will take all necessary corporate action to approve the issuance of the Shares and such action will be consistent with the procedures and terms described in the Plan and the Registration Statement and in accordance with the Constating Documents and the applicable laws of the Province of British Columbia and of the laws of Canada applicable therein.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and of the laws of Canada applicable therein.

Opinion

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name where it appears in the Registration Statement.

Yours truly,

/s/ OWEN BIRD LAW CORPORATION